UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. 2)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Raptor Pharmaceutical Corp

(Name of Issuer)

Common Stock

(Title of Class of Securities)

75382F106

(CUSIP Number)

December 31, 2009

(Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

* This Amendment to Schedule 13G is being filed in order to reflex changes to our Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2008.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75382F106

Page 2 of 25 Pages

(1) Names of Reporting Persons. Alta California Partners II, L. P.
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person PN

CUSIP No. 75382F106

Page 3 of 25 Pages

(1) Names of Reporting Persons. Alta California Management Partners II, LLC
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person OO

CUSIP No. 75382F106

Page 4 of 25 Pages

(1) Names of Reporting Persons. Alta Embarcadero Partners II, LLC
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization California
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person OO

CUSIP No. 75382F106

Page 5 of 25 Pages

(1) Names of Reporting Persons. Alta California Partners II, L. P. – New Pool
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person PN

CUSIP No. 75382F106

Page 6 of 25 Pages

(1) Names of Reporting Persons. Alta California Management Partners II, LLC—New Pool
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person OO

CUSIP No. 75382F106

Page 7 of 25 Pages

(1) Names of Reporting Persons. Alta BioPharma Partners III, L. P.
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person PN

CUSIP No. 75382F106

Page 8 of 25 Pages

(1) Names of Reporting Persons. Alta BioPharma Partners III GmbH & Co. Beteiligungs KG
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Germany
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person PN

CUSIP No. 75382F106

Page 9 of 25 Pages

(1) Names of Reporting Persons. Alta BioPharma Management III, LLC
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization Delaware
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person OO

CUSIP No. 75382F106

Page 10 of 25 Pages

(1) Names of Reporting Persons. Alta Embarcadero BioPharma Partners III, LLC
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization California
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person OO

CUSIP No. 75382F106

Page 11 of 25 Pages

(1) Names of Reporting Persons. Jean Deleage
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 12 of 25 Pages

(1) Names of Reporting Persons. Garrett Gruener
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 13 of 25 Pages

(1) Names of Reporting Persons. Daniel Janney
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 14 of 25 Pages

(1) Names of Reporting Persons. Guy Nohra
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 15 of 25 Pages

(1) Names of Reporting Persons. Farah Champsi
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 16 of 25 Pages

(1) Names of Reporting Persons. Edward Hurwitz
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 17 of 25 Pages

(1) Names of Reporting Persons. Edward Penhoet
(2) Check The Appropriate Box If A Member Of A Group (a) (b) X
(3) SEC Use Only
(4) Citizenship or Place of Organization United States
Number Of Shares Beneficially Owned By Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9) Aggregate Amount Beneficially Owned By Each Reporting Person -0- Exit Filing
(10) Check If The Aggregate Amount In Row (9) Excludes Certain Shares
(11) Percent Of Class Represented By Amount In Row (9) 0.0% Existing Filing
(12) Type Of Reporting Person IN

CUSIP No. 75382F106

Page 18 of 25 Pages

Item 1.

(a)

Name of Issuer: Raptor Pharmaceutical Corp (“Issuer”)

Raptor Pharmaceutical Corp is the surviving name of TorreyPines Therapeutics, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

9 Commercial Blvd, Suite 200

Novato, CA  92037

Item 2.

(a)

Name of Person Filing:

Alta California Partners II, L.P. (“ACPII”)

Alta California Partners II, L.P. – New Pool (“ACPII-NP”)

Alta California Management Partners II, LLC (“ACMPII”)

Alta California Management Partners II, LLC – New Pool  (“ACMPII-NP”)

Alta Embarcadero Partners II, LLC (“AEPII”)

Alta BioPharma Partners III, L.P. (ABPIII”)

Alta BioPharma Management III, LLC (“ABMIII”)

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”)

Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”)

Jean Deleage (“JD”)

Garrett Gruener (“GG”)

Daniel Janney (“DJ”)

Guy Nohra (“GN”)

Farah Champsi (“FC”)

Edward Hurwitz (“EH”)

Edward Penhoet (“EP”)

(b)

Address of Principal Business Office:

One Embarcadero Center, Suite 3700

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:

ACPII

Delaware

ACPII-NP

Delaware

ACMPII

Delaware

ACMPII-NP

Delaware

AEPII

California

ABPIII

Delaware

ABMIII

Delaware

ABPIIIKG

Germany

AEBPIII

California

Individuals:

JD

United States

GG

United States

DJ

United States

GN

United States

FC

United States

EH

United States

EP

United States

CUSIP No. 75382F106

Page 19 of 25 Pages

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:  75382F106

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		ACPII	ACMPII	ACPII-NP	ACMPII-NP	AEPII
(a)	Beneficial Ownership	-0-	-0-	-0-	-0-	-0-
(b)	Percentage of Class	0.0%	0.0%	0.0%	0.0%	0.0%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	-0-	-0-	-0-	-0-	-0-
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	-0-	-0-	-0-	-0-	-0-
		ABPIII	ABMIII	ABPIIIKG	AEBPIII
(a)	Beneficial Ownership	-0-	-0-	-0-	-0-
(b)	Percentage of Class	0.0%	0.0%	0.0%	0.0%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-
	Shared Voting Power	-0-	-0-	-0-	-0-
	Sole Dispositive Power	-0-	-0-	-0-	-0-
	Shared Dispositive Power	-0-	-0-	-0-	-0-

CUSIP No. 75382F106

Page 20 of 25 Pages

		JD	GG	DJ	GN	FC	EH	EP
(a)	Beneficial Ownership	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(b)	Percentage of Class	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Item 5.

Ownership of Five Percent or Less of a Class

This statement is being filed to report that the reported persons have ceased to be the beneficial owner of more than 5 percentage of TorreyPines Therapeutics, Inc., now known as Raptor Pharmaceutical Corp.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

Not applicable.

EXHIBITS

A:

Joint Filing Statement

CUSIP No. 75382F106

Page 21 of 25 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

February 3, 2010

ALTA CALIFORNIA PARTNERS II, L.P.

ALTA EMBARCADERO PARTNERS II, LLC

By:  Alta California Management Partners II, LLC,

Its General Partner

By:       /s/ Guy Nohra

By:       /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC

ALTA CALIFORNIA PARTNERS II, L.P. – NEW POOL

By:  Alta California Management Partners II, LLC New Pool, Its General Partner

By:       /s/ Guy Nohra

By:       /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Managing Director

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC –NEW POOL

By:       /s/ Guy Nohra

Guy Nohra, Managing Director

            /s/ Jean Deleage

            /s/ Guy Nohra

Jean Deleage

Guy Nohra

            /s/ Garrett Gruener

           /s/ Daniel Janney

Garrett Gruener

                Daniel Janney

CUSIP No. 75382F106

Page 22 of 25 Pages

ALTA BIOPHARMA PARTNERS III, L.P.

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

By:  Alta BioPharma Management III, LLC

By:       /s/ Farah Champsi

By:           /s/ Farah Champsi

Farah Champsi, Director

Farah Champsi,  Manager

ALTA BIOPHARMA MANAGEMENT III, LLC

By:       /s/ Farah Champsi

Farah Champsi, Director

ALTA BIOPHARMA PARTNERS III GMBH & CO. BETEILIGUNGS KG

By:  Alta BioPharma Management III, LLC

By:        /s/ Jean Deleage

Jean Deleage, Director

            /s/ Jean Deleage

           /s/ Edward Hurwitz

Jean Deleage

Edward Hurwitz

           /s/ Farah Champsi

          /s/ Edward Penhoet

Farah Champsi

Edward Penhoet

CUSIP No. 75382F106

Page 23 of 25 Pages

EXHIBIT A

AGREEMENT OF JOINT FILING

Date:

February 3, 2010

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA CALIFORNIA PARTNERS II, L.P.

ALTA EMBARCADERO PARTNERS II, LLC

By:  Alta California Management Partners II, LLC,

Its General Partner

By:        /s/ Guy Nohra

By:       /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC

ALTA CALIFORNIA PARTNERS II, L.P. – NEW POOL

By:  Alta California Management Partners II, LLC New Pool, Its General Partner

By:        /s/ Guy Nohra

By:       /s/ Guy Nohra

Guy Nohra, Managing Director

Guy Nohra, Managing Director

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC –NEW POOL

By:        /s/ Guy Nohra

Guy Nohra, Managing Director

            /s/ Jean Deleage

            /s/ Guy Nohra

Jean Deleage

Guy Nohra

            /s/ Garrett Gruener

            /s/ Daniel Janney

Garrett Gruener

Daniel Janney

CUSIP No. 75382F106

Page 24 of 25 Pages

ALTA BIOPHARMA PARTNERS III, L.P.

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

By:  Alta BioPharma Management III, LLC

By:       /s/ Farah Champsi

By:       /s/ Farah Champsi

Farah Champsi, Director

Farah Champsi, Manager

ALTA BIOPHARMA MANAGEMENT III, LLC

By:       /s/ Farah Champsi

Farah Champsi, Director

ALTA BIOPHARMA PARTNERS III GMBH & CO. BETEILIGUNGS KG

By:  Alta BioPharma Management III, LLC

By:       /s/ Jean Deleage

Jean Deleage, Director

            /s/ Jean Deleage

          /s/ Edward Hurwitz

Jean Deleage

Edward Hurwitz

            /s/ Farah Champsi

          /s/ Edward Penhoet

Farah Champsi

Edward Penhoet

CUSIP No. 75382F106

Page 25 of 25 Pages

Attachment A

Alta California Management Partners II, LLC is the general partner of Alta California Partners II, L.P. and may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Alta California Management Partners II, LLC disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.

Alta California Management Partners II, LLC – New Pool is the general partner of Alta California Partners II, L.P. – New Pool and may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Alta California Management Partners II, LLC – New Pool disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.

Alta BioPharma Management Partners III, LLC is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Alta BioPharma Management Partners III, LLC disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.

Mr. Jean Deleage is a managing director of Alta California Management Partners II, LLC, a managing director of Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Deleage disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.  Mr. Deleage is also a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  He may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Mr. Deleage disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Mr. Garrett Gruener is a managing director of Alta California Management Partners II, LLC, a managing director of Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Gruener disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC, a managing director of Alta California Management Partners II, LLC – New Pool, and a member of Alta Embarcadero Partners II, LLC. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Nohra disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein

Mr. Daniel Janney is a managing director of Alta California Management Partners II, LLC and Alta California Management Partners II, LLC – New Pool. He may be deemed to share the right to direct the voting and dispositive control over the shares held by such funds. Mr. Janney disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Ms. Farah Champsi a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  She may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Ms. Champsi disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.

Mr. Edward Hurwitz a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  He may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Mr. Edward Hurwitz disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Mr. Edward Penhoet a director of Alta BioPharma Management Partners III, LLC and a manager of Alta Embarcadero BioPharma Partners III, LLC.  He may be deemed to share the right to direct the voting and dispositive control over the shares held by such fund. Mr. Edward Penhoet disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.